Exhibit 99.38

CONTRIBUTION AGREEMENT

This Contribution Agreement is dated as of August 29, 2018, by and among NTR Metals, LLC, a Texas limited liability company (“NTR”) and Eduro Holdings, LLC, a Delaware limited liability company (“Eduro”).

RECITALS:

WHEREAS, John R. Loftus is the sole member of NTR and the sole member of Eduro; and

WHEREAS, NTR desires to contribute and assign, transfer, convey and deliver to Eduro all of NTR’s right, title and interest in, to and under all of the shares of capital stock of DGSE Companies, Inc. (“DGSE”) held in NTR’s name, as well as all of NTR’s contractual rights and options, if any, to acquire additional DGSE stock (collectively, the “Contributed Assets”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, NTR and Eduro agree as follows:

1.	NTR hereby contributes to Eduro as of the date hereof (the “Contribution Date”), all of NTR’s right, title and interest in, to and under the Contributed Assets.

2.

The consummation of the contribution of the Contributed Assets (the “Closing”) will occur on the Contribution Date. At the Closing, NTR will deliver an Assignment Agreement effecting the transfer of the Contributed Assets to Eduro.

IN WITNESS WHEREOF, the parties have executed this Contribution Agreement effective as of the date first above written.

NTR Metals, LLC

By:	/s/ John R. Loftus
Name:	John R. Loftus
Title:	Member

Eduro Holdings, LLC

By:	/s/ John R. Loftus
Name:	John R. Loftus
Title:	Member